EXHIBIT 10.17

Executive Officer Annual Incentive Cash Bonus Program
The Company maintains an annual incentive cash bonus program to attract, retain and motivate executive officers who can contribute to the Company's future success. The program is administered by the Personnel and Compensation Committee (the “Committee”).

Each year the Committee approves an annual incentive cash bonus calculation for the executive officers with performance targets comprised of the Company’s financial performance results and the individual’s strategic task accomplishments. Unless otherwise determined by the Committee, the Company’s financial performance results are based on pre-tax return on net assets and earnings per share results. The bonus amount payable is a percentage of salary based upon an executive’s participation category and the level of attainment of the applicable performance targets. The maximum bonus payable as a percent of base salary is 75% of salary for executive officers other than the Chief Executive Officer and 100% for the Chief Executive Officer. Performance below the target levels will result in lower or no bonus payments.